DEFERRED COMPENSATION PLAN

             FIRST MANISTIQUE CORPORATION

   DEFERRED COMPENSATION, DEFERRED STOCK AND CURRENT
    STOCK PURCHASE PLAN FOR NON-EMPLOYEE DIRECTORS


     1.   Purpose.  The First Manistique Corporation
Deferred Compensation, Deferred Stock and Current Stock
Purchase Plan for Non-Employee Directors ("Plan") has been adopted to provide an opportunity for each non-employee director of First Manistique Corporation
("FMC") and FMC subsidiaries to defer his or her director fees or to increase, on a current basis, his or her ownership of shares of FMC's common stock.

     2.   Eligibility.  Each director of FMC or a
subsidiary of FMC which adopts this Plan ("Subsidiary
Bank") who is not an officer or employee of FMC or of any Subsidiary Bank is eligible to participate in the Plan ("Eligible Director").

     3.   Administration.  The Plan shall be
administered by FMC's Corporate Executive Committee
(the "Plan Administrator"), who shall have the authority to interpret the Plan and to adopt procedures for implementing the Plan.

     4.   FMC Common Stock.  The shares of stock
subject to purchase or the equivalent to be credited to a participant's account under the Plan shall be the shares of FMC's common stock (the "FMC Common Stock").
Shares issued and delivered to participants under the Plan may be either newly issued shares or shares purchased by FMC and reissued. Subject to adjustment as described below, the maximum number of shares of common stock that may be purchased or credited under the Plan is 50,000. If FMC shall at any time increase or decrease the number of its outstanding shares of FMC
Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in FMC Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the FMC
Common Stock, or in case of the merger or consolidation of FMC with or into another organization, then, in any such event, the numbers, rights and privileges of the shares issuable or credited under the Plan shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

     5.   Compensation Affected by Participation in the
Plan. An Eligible Director may specify in his or her Election to Participate that all, but not less than all, of an Eligible Director's meeting fees, if any, and all or part (in integral multiples of 25%) of an Eligible Director's annual retainer fees that would otherwise be payable in cash by FMC or a Subsidiary
Bank for his or her service for the calendar year following the year in which an Election to Participate is filed, or in the case of an Eligible Director who files an Election to Participate between January 1 and April 1, 1996, for that portion of the 1996 calendar year following March 31, and for all subsequent

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calendar years while the Election to Participate
remains in effect, shall be subject to the terms of the Plan ("Plan Fees").

     6.   Election to Participate.  An Eligible
Director becomes a participant in the Plan by filing an "Election to Participate" with the Plan Administrator not later than (except as provided in the following sentence) December 31 of the year preceding the calendar year with respect to which the Eligible
Director wishes to commence participation in the Plan.
With respect to 1996 only, an Eligible Director may become a participant in the Plan effective as of April
1, 1996, by filing an Election to Participate not later than March 31, 1996. Once filed, the Election to
Participate shall continue to be effective (i) until the participant ceases to be an Eligible Director, (ii) until he or she files a subsequent Election to Participate revising any of the terms of the last election filed, or (iii) until he or she terminates an Election to Participate in the Plan by written notice to the Plan Administrator. Termination of participation shall be effective immediately at the time a participant ceases to be an Eligible Director.
Other terminations of participation and changes in election shall be effective with respect to calendar years commencing after the calendar year in which the change in Election to Participate or termination notice is given. An Eligible Director who has filed a notice of termination of participation may thereafter elect to begin participating for any subsequent calendar year or years by filing a new Election to Participate. For all participants who are directors of FMC, all Elections to Participate must be made in compliance with Section 16 of the Securities Exchange Act of 1934, as amended
("Exchange Act") and the rules and regulations promulgated thereunder.

     7.   Contents of Election to Participate.  An
Election to Participate shall be made on a form prescribed by the Plan Administrator. The Election to Participate shall indicate the following: (i) the participant's Plan Fees; (ii) one of the following three accounts to which the participant wishes to have his or her Plan Fees credited (a) the Current Stock
Purchase Account, (b) the Deferred Cash Investment
Account, or (c) the Deferred Stock Account; (iii) the name or names of the participant's beneficiary or beneficiaries; (iv) if the participant elects the Deferred Stock Account or the Deferred Cash Investment
Account, whether distributions are to be in a lump sum or in installments; and (v) if the participant has selected the Deferred Stock Account, whether lump sum distributions are to be made in cash, FMC Common Stock or a combination thereof.

     8. Credits to Account. On the last day of each calendar quarter (the "Credit Date"), a participant shall receive a credit to his or her account under the Plan in an amount equal to the participant's Plan Fees earned during that quarter (the "Credited Amount").
Except as otherwise specifically provided in this Plan, transfers are not permitted between accounts.

     9.   Current Stock Purchase Account.  If a
participant has in effect on a Credit Date an Election to Participate specifying the Current Stock Purchase
Account, on that Credit Date, the Credited Amount will be credited to a Current Stock Purchase Account for the benefit of the participant and will be used, together with any other cash credited to the account, to acquire directly from FMC, at a price per share equal to Fair
Market Value on the Credit Date, as many whole shares of FMC Common Stock as possible using the funds credited to the Current Stock Purchase Account of that participant. The shares will be issued and delivered to the participant

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within five (5) business days after
the Credit Date. Any Credited Amount remaining in a participant's account will be carried forward for investment under the terms of the Plan at the next
Credit Date, unless a participant shall have terminated his or her participation in the Plan in which case such cash balance will be distributed to the terminated participant. Notwithstanding the foregoing, no shares of FMC Common Stock will be purchased for the Current
Stock Purchase Account of a participant, who is a director of FMC, until the participant's Election to Participate designating the Current Stock Purchase
Account has been in effect for at least six (6) months prior to the relevant Credit Date.

     10.  Credits to Deferred Cash Investment Account.
If a participant has in effect on a Credit Date an Election to Participate specifying the Deferred Cash
Investment Account, on that Credit Date, the Credited
Amount will be credited to a Deferred Cash Investment
Account for the benefit of the participant. In addition, an "Appreciation Factor" (as herein defined) will be credited on the Credit Date to the account as to all funds that were credited to the account for the entire quarter that ends on the Credit Date just as if such funds had been invested during the quarter and earning at the rate of the applicable Appreciation
Factor. Initially, the Appreciation Factor available under the Plan will be a rate of interest equal to the rate of interest paid by First Northern Bank & Trust on its 6-month certificates of deposit issued on the business day nearest the beginning of the quarter for which the Appreciation Factor is to be credited. The
Appreciation Factor may be changed from time to time by resolution of the FMC Board of Directors but it may not exceed the prime rate of interest charged by First
Northern Bank & Trust.

     11. Credits to Deferred Stock Account. If a participant has in effect on a Credit Date an Election to Participate specifying the Deferred Stock Account, on that Credit Date, the Credited Amount will be credited to the Deferred Stock Account for that participant and shall be converted into "FMC Stock
Units" which shall be equal in number to the number of shares (rounded to the nearest 100th of a share) determined by dividing the Credited Amount by the Fair
Market Value of a share of FMC Common Stock on the Credit Date. In addition, each time a dividend is paid on FMC Common Stock, a participant shall receive a credit to his or her Deferred Stock Account. The amount of the dividend credit shall be a number of FMC
Stock Units equal to the number of shares (rounded to the nearest 100th of a share) determined by multiplying the dividend amount per share by the number of FMC
Stock Units credited to the participant's Deferred
Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value on the dividend payment date. Notwithstanding the foregoing, no FMC Stock Units shall be credited to the Deferred Stock Account of a participant, who is a director of FMC, until the participant's Election to Participate designating the Deferred Stock Account has been in effect for at least six (6) months prior to the relevant Credit Date.

     12.  Distribution of Deferred Account Balances.
No amount credited to a participant's Deferred Cash
Investment Account or a participant's Deferred Stock
Account shall be distributed prior to the termination of his or her service as an Eligible Director.

          (a)  Retirement-Deferred Cash Investment
     Account. If a participant retires from service as an Eligible Director, the participant's Deferred
     Cash Investment Account

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     shall be distributed to
     the participant commencing as of January 15 of the fiscal year of FMC which occurs after the end of the year in which the participant retired from service as an Eligible Director. Distribution of the Deferred Cash Investment Account may be made in a lump sum, in five (5) annual installments or ten (10) annual installments, payable as of January 15 of each year during the distribution period, consistent with the participant's first filed Election to Participate, unless the Plan
     Administrator, in its sole discretion, approves of a different distribution schedule requested by the participant in a later filed Election to Participate. A retired director's Deferred Cash
     Investment Account balance during any distribution period shall continue to be adjusted by an Appreciation Factor just as if the director had not retired. After adjusting the retired director's Deferred Cash Investment Account by the
     Appreciation Factor each year, the account balance will be divided by the number of annual installments yet to be paid or distributed to the retired director and the quotient will be the distribution to be made to the retired director at that time.

          (b)  Retirement-Deferred Stock Account - Lump
     Sum Distribution. Unless a participant has elected pursuant to his or her Election to Participate to receive payment of his or her Deferred Stock Account in installments, FMC Stock
     Units credited to the participant's Deferred Stock
     Account shall be payable in full in cash or in whole shares of FMC Common Stock (together with cash in lieu of a fractional share), or in a combination of cash and FMC Common Stock, as elected in the participant's last filed Election to Participate, on January 15 of the fiscal year of FMC which occurs after the end of the fiscal year in which the participant retired from service as an Eligible Director. Amounts distributed in cash, including cash in lieu of fractional shares, shall be determined based upon the Fair Market
     Value of FMC Common Stock on the day immediately preceding the date of payment.

          (c)  Retirement-Deferred Stock Account-
     Installment Distribution. If a participant has elected pursuant to his or her Election to Participate to have his or her Deferred Stock
     Account paid in cash in annual installments, as of January 15 following the year in which the participant retired from service as an Eligible
     Director, the cash equivalent of the FMC Stock
     Units credited to the participant's Deferred Stock
     Account shall be transferred to a Deferred Cash
     Investment Account on behalf of the retired director and distribution shall be made in accordance with the provisions of this Plan relating to distribution of Deferred Cash
     Investment Accounts in installments. The cash equivalent transferred to the Deferred Cash
     Investment Account shall be determined by converting the FMC Stock Units to a cash balance by multiplying the number of shares deemed credited as of December 31 of the year in which the participant retired by the Fair Market Value of FMC Common Stock on that date.

          (d) Termination Other Than Retirement. If a participant's service as an Eligible Director terminates because of his or her death or for any other reason, other than retirement, or if a retired director dies following his or her retirement while receiving distributions pursuant to this Plan, the participant's entire account balance shall be distributed as of the January 15 of FMC's fiscal year following the year in which the

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     director died or his or her services as an
     Eligible Director otherwise terminated, provided, however, if this period is less than one (1) year, the Plan Administrator, in its discretion, may extend the time for final distribution up to a period of twelve (12) months following the director's death or other termination of service.

          (e)  Distributions to Beneficiaries.  Each
     participant shall have the right to designate a beneficiary or beneficiaries to succeed to the right to receive distributions of the participant's account maintained under this Plan in the event of a participant's death. If a participant fails to designate a beneficiary, or if the designated beneficiary dies without a contingent beneficiary being designated, distribution of the participant's account shall be made to the participant's estate. No designation of a beneficiary shall be valid unless in writing signed by the participant, dated and filed with the Plan Administrator. Designated beneficiaries may be changed from time to time without consent of any prior beneficiaries upon filing the beneficiary portion of the Election to Participate form with the Plan Administrator.

     13.  Nonassignability.  No right to receive
payments under this Plan nor any shares of FMC Common
Stock credited to a participant's Current Stock
Purchase or Deferred Stock Account shall be assignable or transferable by participant other than by will or the laws of descent and distribution. The designation of a beneficiary by a participant under this Plan does not constitute a transfer.

     14. Unfunded Plan. It is intended that this Plan constitute an "unfunded plan" with respect to the Deferred Cash Investment Accounts and the Deferred
Stock Accounts of the participants. FMC may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan as long as FMC determines that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Any liability of FMC to any person with respect to any of the accounts established under the Plan shall be based solely upon contractual obligations that may be created pursuant to the Plan. No such obligation of FMC shall be deemed to be secured by any pledge of, or other encumbrance on, any property of FMC. Benefits payable under this Plan shall be an unsecured obligation of FMC, and to the extent that any person acquires a right to receive payments or distributions from FMC under the Plan, such right will be no greater than of any unsecured general creditor of FMC.

     15. Trust For Deferred Stock Account. If FMC so chooses, it may, as to credits to the Deferred Stock
Accounts, make contributions in cash or in shares of FMC Common Stock to a trust. Any cash contributions shall be used by the trustee to purchase shares of FMC
Common Stock within ten (10) business days after the deposit of the funds. The purchase of shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from FMC. All shares held by the trust shall be held in the name of the trustee. All FMC Common Stock or cash held in a trust shall be held on a commingled basis and shall be subject to the claims of general creditors of FMC. All
FMC Common Stock held in any such trust shall be voted by the trustee in its discretion.

     16.  Fair Market Value Defined.  As long as the
FMC Common Stock is not actively traded in any recognized market, the term "Fair Market Value" as used in this Plan shall mean the average price per share at which shares of FMC Common Stock were bought and sold during the three (3) preceding months in transactions known to management involving 100 or more shares between purchasers and sellers none of whom are directors or officers of FMC or any subsidiary of FMC.
If the shares of FMC Common Stock are actively traded in any recognized market, the "Fair Market Value" as used in the Plan shall mean the average of the last reported sales price of FMC Common Stock as of the close of business for each of the last twenty (20) trading days ending the day immediately preceding the day as of which "Fair Market Value" is to be determined.

     17. Retirement Defined. As used in this Plan, the terms "retirement" and "retire" shall mean voluntary or involuntary resignation, termination of service based upon attainment of a mandatory retirement age or termination of service as a result of not being reelected.

     18. Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or provision of law shall be construed to refer to any amendment to or successor of such provision of law. The Plan shall be construed and interpreted in accordance with Michigan law. The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

     19. Withholding. No later than the date as of which an amount first becomes includable in the gross income of a participant for federal income tax purposes with respect to any participation under the Plan, the participant shall pay to FMC, or make arrangements satisfactory to FMC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

     20. Regulatory Restrictions. All certificates for shares of FMC Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as FMC may deem advisable under the rules, regulations and other requirements of FMC, any stock exchange or stock market upon which the FMC Common Stock is then listed or traded and any applicable Federal, state or foreign securities law, and FMC may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

     21.  Amendment and Termination.  The FMC Board of
Directors may at any time terminate, suspend or amend this Plan. However, no such action shall be taken with respect to Plan Fees credited to the account of a participant under this Plan prior to the time of the action unless the FMC Board of Directors determines that the action would not be materially adverse to the participants in the Plan. In addition, no amendment may become effective until shareholder approval is obtained if the amendment (i) except as expressly provided in the Plan, increases the aggregate number of shares of FMC Common Stock that are subject to the Plan, (ii) materially increases the benefits accruing to participants under the Plan, (iii) modifies the eligibility requirements for participation in the Plan, or (iv) requires approval by FMC's shareholders under
Section 16 of the Exchange Act or the rules or regulations promulgated thereunder.

     22. Effective Date of Plan. The Plan will become effective on January 1, 1996; however, if the Plan is not approved by a majority of the votes cast at a duly held meeting of the FMC shareholders at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan, on or before May 1, 1996, the Plan shall terminate and be of no force or effect and any Plan
Fees credited to any accounts under the Plan will be immediately distributed to the participants in accordance with their interests in their respective accounts.